Exhibit 99.1

FOR IMMEDIATE RELEASE

Michèle Szynal 760-804-4150 Michele.Szynal@CallawayGolf.com	Brad Holiday 760-931-1771	Eric Struik 760-931-1771

Callaway Golf Announces Proposed Private Offering of

$110 Million of Convertible Preferred Stock

CARLSBAD, Calif. – June 8, 2009 – Callaway Golf Company (NYSE: ELY) today announced its intention to offer, subject to market and other conditions, shares of Series B Cumulative Perpetual Convertible Preferred Stock, with a liquidation preference of $100 per share, with an aggregate liquidation preference of $110 million, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company expects to grant the initial purchaser of the preferred stock a 30-day option to purchase up to an additional $15 million of the preferred stock, solely to cover over-allotments.

The preferred stock will be convertible into shares of the Company’s common stock. The dividend rate, conversion price and other terms of the preferred stock will be determined by negotiations between the Company and the initial purchaser.

Callaway Golf will use the net proceeds of the offering to pay down a portion of the Company’s indebtedness outstanding under its existing revolving line of credit, which the Company believes will enable it to retain the credit facility’s currently favorable terms and avoid the need for an amendment of such terms.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the preferred stock will be made only by means of a private offering memorandum. The preferred stock and Callaway Golf’s common stock issuable upon the conversion of the preferred stock have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements in this press release regarding the proposed private placement and its terms, including the proposed use of proceeds, and the line of credit are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered, a significant decline in revenues or further weakening of economic conditions and foreign currency exchange rates and the Company’s ability to comply with the financial covenants of its line of credit. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.